CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus and the reference to our firm in the Statement of Additional Information, including references under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” and to the incorporation by reference of our report dated November 22, 2019, on the financial statements and financial highlights of Touchstone Funds Group Trust (specifically, Touchstone Anti-Benchmark US Core Equity Fund), included in the Annual Report to Shareholders for the fiscal year ended September 30, 2019, in Post-Effective Amendment Number 215 to the Registration Statement of Touchstone Strategic Trust under the Securities Act of 1933 (Form N-1A, No. 002-80859), filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Cincinnati, Ohio
October 5, 2020